SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549







                                   FORM 8-K







                            Current Report Pursuant

                         to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934





Date of Report:    April 23, 1996




                          FLEETWOOD ENTERPRISES, INC.



            (Exact name of Registrant as Specified in its Charter)





                                   Delaware

                (State or Other Jurisdiction of Incorporation)





       1-7699                           95-1948322

(Commission File Number)    (I.R.S. Employer Identification No.)



3125 Myers Street, Riverside, California        92503-5527

(Address of Principal Executive Offices)        (Zip Code)



        909/351-3500

(Registrant's Telephone Number)



Item 5.  Other Events


     Attached hereto, and incorporated herein by this reference, are press releases issued on April 18, 1996 and April 22, 1996, respectively, related to significant events involving the Registrant.





                                   FLEETWOOD ENTERPRISES, INC.

                                   a Delaware corporation





                                   __________________________

                                   William H. Lear, Secretary



      FLEETWOOD ENTERPRISES, INC. (NYSE/PSE)


      Paul M. Bingham, Financial Vice President


      Fleetwood To Take Earnings Charge For

      German RV Operation


      Paul M. Bingham    (909) 351-3504

      Lyle N. Larkin     (909) 351-3535


      Immediate



FLEETWOOD TO TAKE EARNINGS CHARGE FOR

GERMAN RV OPERATION


      RIVERSIDE, Calif., April 18, 1996 -- Fleetwood Enterprises, Inc.

announced today that it intends to recognize a charge against fourth quarter operating earnings for the revaluation of its German RV operation.  As previously disclosed, this operation continues to incur losses, and the continuing weakness of the German economy makes it unlikely that sufficient sales volume can soon be generated that would make the operation profitable in the foreseeable future.  According to Paul M. Bingham, Fleetwood's Chief

Financial Officer, the writedown of the German investment will result in a charge against operating earnings in the fourth quarter and for the fiscal year estimated to be in the range of $27 million to $35 million.  On a pro-

forma basis, the after-tax effect on net earnings is expected to be between

$16 million and $21 million.


      Commenting on the decision, Mr. Bingham stated that, "Fleetwood's Board of Directors has completed a review of the German operation and has determined that it is appropriate to revalue its investment.  The German RV market has been depressed almost since Fleetwood first made its investment there.  While our actions in introducing new products and reducing costs have led to improvements in the operation, we have simply been unable to generate enough volume to make the business profitable at our current level of investment.  Intensive management attention is being given to the Company's future course of action to bring these losses to an end," Bingham concluded.


      The Company also announced that it is in the final stages of negotiation with a prospective buyer for the sale of its wholly owned RV finance subsidiary, Fleetwood Credit Corp.


      Preliminary sales for the fourth quarter and fiscal year ending April

28, 1996 will be released on May 1, 1996 with earnings scheduled to be announced on May 29, 1996.


      Fleetwood is the nation's leading producer of manufactured housing and recreational vehicles with operations located throughout the U.S. and in

Canada and Germany.


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                            FLEETWOOD ENTERPRISES, INC. (NYSE/PSE)


                            Paul M. Bingham, Financial Vice President


                            Associates First Capital and Fleetwood Signed

                            Agreement on Sale of Fleetwood Credit Corp.


                            Paul M. Bingham     (909) 351-3504

                            Lyle N. Larkin      (909) 351-3535


                            Immediate



                 ASSOCIATES FIRST CAPITAL AND FLEETWOOD SIGNED

                  AGREEMENT ON SALE OF FLEETWOOD CREDIT CORP.



            RIVERSIDE, Calif., April 22, 1996 -- Fleetwood Enterprises,

Inc., the nation's largest producer of manufactured housing and recreational vehicles, today announced that it has reached an agreement with Associates

First Capital Corporation for the sale of Fleetwood's wholly owned RV finance company, Fleetwood Credit Corp.  The agreement is subject to regulatory and corporate approvals.


            Under the terms of the agreement, The Associates will acquire all of the outstanding stock of Fleetwood Credit for $157 million in cash.

As part of the transaction, an operating agreement will be signed to assure long-term cooperation between Fleetwood and The Associates and to provide for wholesale and retail financing services to Fleetwood dealers and customers.  The companies expect to complete the transaction within 60 days.


            The Associates is a diversified finance company that is part of

Ford Motor Company's Financial Services Group.  It is one of the nation's leading sources of wholesale and retail financing for manufactured housing and currently provides financing for dealers of homes manufactured by

Fleetwood.  Fleetwood Credit has total assets of approximately $400 million,

and services a total receivables portfolio of approximately $1.1 billion,

including securitized receivables.  It has nine regional offices and serves customers in 49 states.


            Keith W. Hughes, chairman and chief executive officer of The

Associates, said, "The acquisition will enhance our efforts to align with leading manufacturers in key product markets.  Fleetwood is the leader in the manufactured housing and RV industries.  We believe there are growing opportunities in these markets to enhance a manufacturer's dealer and retail sales network."


            Commenting on the sale, Fleetwood President Glenn Kummer said,

"We are pleased that an organization of Associates' stature will continue

FCC's efforts in the RV finance business.  Fleetwood and Associates have had a very successful relationship for several years involving the financing of

Fleetwood manufactured homes, and we look forward to expanding that relationship," Kummer said.


            "Through the dedicated efforts of its excellent management and staff, Fleetwood Credit has become one of the leading companies in the RV finance business.  We believe the transfer of ownership to Associates will facilitate the credit company's continued growth and enhance FCC's ability to provide a broader range of services to Fleetwood RV dealers.  Associates will retain FCC staff with the objective of maintaining the high level of quality service to which Fleetwood retailers have become accustomed," Kummer said.


            In addition to providing financing for the sale of manufactured housing, The Associates provides consumer and commercial finance, leasing and related services in the United States and internationally through approximately 1,950 offices.  Based in Dallas, it manages assets of more than $41 billion.


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